AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT


         This is an Amendment to the Administrative Services Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO"), and INVESCO Multiple Asset Funds, Inc., a Maryland corporation (the "Fund") as of the 28th day of February, 1997 (the "Agreement").

         WHEREAS, effective as of September 10, 1998, the Fund has changed its name to "INVESCO Flexible Funds, Inc.;" and

         WHEREAS, effective as of October 29, 1998, the Fund has changed its name to "INVESCO Combination Stock & Bond Funds, Inc."; and

         WHEREAS, the Fund is engaged in business as an open-end management investment company, is registered as such under the Investment Company Act of 1940, as amended (the "Act"), and is authorized to issue shares representing interests in separate portfolios of investments (the "Portfolios"); and

         WHEREAS, the Fund and INVESCO are affiliated companies; and

         WHEREAS, the Fund desires to amend the amount of payment that it pays to INVESCO for certain administrative, sub-accounting and recordkeeping services as described in the Agreement;

         NOW, THEREFORE, the name of the Fund is "INVESCO Combination Stock & Bond Funds, Inc."; and

         The Fund is authorized to issue shares representing interests in the following separate Portfolios: (1) INVESCO Balanced Fund, and (2) INVESCO Multi-Asset Allocation Fund, and

         In consideration of the premises and mutual covenants contained in the Agreement, it is agreed that paragraph 5 of the Agreement is hereby amended to read as follows:

                  For the services rendered, facilities furnished, and expenses assumed by INVESCO under this Agreement, the Fund shall pay to INVESCO a $10,000 per year per Portfolio base fee, plus an additional fee, computed on a daily basis and paid on a monthly basis. For purposes of each daily calculation of this additional fee, the most recently determined net asset value of each Portfolio, as determined by a valuation made in accordance with the Fund's procedure for calculating each Portfolio's net asset value as described in the Portfolios' Prospectus and/or Statement of Additional Information, shall be used. The additional fee to INVESCO under this Agreement shall be computed at the annual rate of 0.045% of each Portfolio's daily net assets as so determined. During any period when the determination of a Portfolio's net asset value is suspended by the directors of the Fund, the net asset value of a share of that Portfolio as of the last business day prior to such suspension shall, for the purpose of this Paragraph 5, be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

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    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the 13th day of May, 1999.

                                    INVESCO FUNDS GROUP, INC.


                                    By: /s/ Mark H. Williamson
                                        ----------------------------
                                        Mark H. Williamson
                                        President
ATTEST:

/s/ Glen A. Payne
----------------------------
Glen A. Payne
Secretary
                                    INVESCO MULTIPLE ASSET FUNDS, INC.


                                    By: /s/ Ronald L. Grooms
                                        ----------------------------
                                        Ronald L. Grooms
                                        Treasurer & Chief Financial Officer &
                                        Accounting Officer
ATTEST:

/s/ Glen A. Payne
----------------------------
Glen A. Payne
Secretary